Exhibit 4.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference made to our firm under the caption “Independent Registered Public Accounting Firm” in Part B of the Prospectus and to the use of our report dated August 2, 2017, in this Registration Statement (Form S-6 No. 333-218550) of Smart Trust 332, comprising Smart Trust, Zacks GARP Composite 35 Trust, Series 14.

/s/ Grant Thornton LLP

Chicago, Illinois

August 2, 2017